Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Record Fourth-Quarter Earnings of $807 Million

▪                 Fourth-quarter income rises 17%; earnings per share up 21%.

▪                 Full-year earnings reach record $3.54 billion.

▪                 New products, additional capacity help expand global customer base.

▪                 Forecast calls for income of $3.3 billion in 2014.

MOLINE, Illinois (November 20, 2013) — Net income attributable to Deere & Company was $806.8 million, or $2.11 per share, for the fourth quarter ended October 31, compared with $687.6 million, or $1.75 per share, for the same period last year.

For fiscal 2013, net income attributable to Deere & Company was $3.537 billion, or $9.09 per share, compared with $3.065 billion, or $7.63 per share, in 2012.

Worldwide net sales and revenues decreased 3 percent, to $9.451 billion, for the fourth quarter and increased 5 percent, to $37.795 billion, for the full year. Net sales of the equipment operations were $8.624 billion for the quarter and $34.998 billion for the year, compared with $9.047 billion and $33.501 billion for the same periods in 2012.

“With our strong financial results in the fourth quarter, John Deere has wrapped up another year of impressive achievement,” said Samuel R. Allen, chairman and chief executive officer. Income for the periods was higher than in any previous fourth quarter or full year, he pointed out. “During the year, Deere continued with a record number of product introductions and completed seven new factories, in Brazil, Russia, India and China. These products and additional capacity are essential to helping the company expand its global customer base and realize its long-term business objectives.

“Deere’s performance is a testament to our ability to execute our business plans, which stress the rigorous management of costs and assets,” Allen stated.

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“This has led to an all-time high in profitability, as measured by operating return on operating assets, and record earnings for the last three years. In addition, the company has delivered healthy levels of cash flow, which has been used to fund global growth programs and provide direct benefit to investors through dividends and share repurchases.”

Summary of Operations

Net sales of the worldwide equipment operations decreased 5 percent for the quarter and increased 4 percent for the full year compared with the same periods in 2012. Sales included price realization of 4 percent for the quarter and 3 percent for the year and an unfavorable currency-translation effect of 2 percent for the quarter and 1 percent for the year. Equipment net sales in the United States and Canada decreased 6 percent for the quarter and increased 5 percent for the year. Outside the U.S. and Canada, net sales decreased 2 percent for the quarter and increased 4 percent for the year, with unfavorable currency-translation effects of 4 percent and 3 percent for these periods.

Deere’s equipment operations reported operating profit of $1.114 billion for the quarter and $5.058 billion for the full year, compared with $1.051 billion and $4.397 billion in 2012. The improvement for the quarter was due primarily to the impact of price realization, partially offset by the unfavorable effects of foreign-currency exchange, lower shipment volumes and a less favorable product mix. Full-year results improved largely due to the impact of price realization and higher shipment volumes. Annual results also were impacted by unfavorable effects of foreign-currency exchange, increased production costs, higher selling, administrative and general expenses and higher warranty costs. Increased production costs were due primarily to higher manufacturing-overhead expenses in support of growth, new products and engine-emission requirements, partially offset by lower raw-material costs.

In conjunction with the previously announced agreement to sell a majority interest in John Deere Landscapes, these operations were written down to realizable value in the quarter. In addition, both the quarterly and year-to-date periods were affected by impairment charges for long-lived assets related to John Deere Water operations.

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Net income of the company’s equipment operations was $650 million for the fourth quarter and $2.974 billion for the full year, compared with $576 million and $2.616 billion in 2012. The operating factors mentioned above, along with a lower effective tax rate, had an impact on the quarter’s results. Increased interest expense and a higher effective tax rate also affected annual results.

Financial services reported net income attributable to Deere & Company of $157.1 million for the quarter and $565.0 million for the year compared with $121.7 million and $460.3 million in 2012. Results for both periods were aided by growth in the credit portfolio and higher crop insurance margins, partially offset by higher selling, administrative and general expenses. Further, the quarter’s results were impacted by less favorable financing spreads, and full-year 2012 results benefited from revenue related to wind energy credits.

Company Outlook & Summary

Company equipment sales are projected to decrease about 3 percent for fiscal 2014 and be down about 2 percent for the first quarter compared with year-ago periods. For fiscal 2014, net income attributable to Deere & Company is anticipated to be about $3.3 billion. The outlook contemplates the sale of 60 percent of John Deere Landscapes operations, as previously announced.

Supported by record 2013 performance, John Deere remains in a prime position to carry out its wide-ranging growth plans and attract new customers throughout the world, Allen said. “Thanks in large measure to the commitment of our employees, dealers and suppliers, John Deere’s plans for helping meet the world’s need for food, shelter and infrastructure are firmly on track,” he said. “We remain confident in the company’s direction and its ability to serve a population growing in both size and prosperity in the years ahead. In spite of lingering global economic concerns, we believe these developments continue to hold great promise and should provide significant benefits to our investors and other stakeholders well into the future.”

 * * *

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Equipment Division Performance

Agriculture & Turf. Sales decreased 4 percent for the quarter primarily due to lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. Sales increased 7 percent for the full year largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation.

Operating profit was $996 million for the quarter and $4.680 billion for the year, compared with $931 million and $3.921 billion, respectively, in 2012. The improvement for the quarter was driven primarily by price realization, partially offset by the unfavorable effects of foreign-currency exchange, a less favorable product mix and lower shipment volumes. Full-year results improved due primarily to the impact of price realization and higher shipment volumes. These factors were partially offset by the unfavorable effects of foreign-currency exchange, increased production costs, higher selling, administrative and general expenses, and higher warranty costs. Both periods also were affected by a charge to write down John Deere Landscapes operations to realizable value and an impairment charge for long-lived assets related to John Deere Water.

Construction & Forestry. Construction and forestry sales decreased 8 percent for the quarter and the full year mainly as a result of lower shipment volumes, partially offset by price realization. Operating profit was $118 million for the quarter and $378 million for the year, compared with $120 million and $476 million in 2012. Results were slightly lower for the quarter primarily because of reduced shipment volumes and higher selling, administrative and general expenses, mostly offset by price realization and lower production costs. Full-year results decreased mainly due to lower shipment volumes, a less favorable product mix, increases in production costs, and higher selling, administrative and general expenses. These factors were partially offset by price realization.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 6 percent for full-year 2014. The outlook contemplates the sale of a majority interest in the John Deere Landscapes operations. Although commodity prices and farm incomes are expected to remain at

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healthy levels in 2014 by historical standards, they are forecast to be lower than in 2013. The company believes the decline will have a dampening effect on demand, primarily for large farm equipment.

Industry sales for agricultural machinery in the U.S. and Canada are forecast to be down 5 to 10 percent for the year, with the decline mainly reflecting lower sales of large equipment such as high-horsepower tractors and combines.

Full-year industry sales in the EU28 are forecast to be down about 5 percent due to lower commodity prices and farm incomes. In South America, industry sales of tractors and combines are projected to be down 5 to 10 percent from strong 2013 levels. Industry sales in the Commonwealth of Independent States are expected to be down slightly for the year, while Asian sales are projected to be up slightly.

In the U.S. and Canada, industry sales of turf and utility equipment are expected to be up about 5 percent for 2014, reflecting improved market conditions.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 10 percent for 2014. The gain reflects further economic recovery and higher housing starts in the U.S. as well as sales increases outside the U.S. and Canada. Global forestry sales are expected to be up for the year due to general economic growth and higher sales in European markets.

Financial Services. Full-year 2014 net income attributable to Deere & Company for the financial services operations is expected to be approximately $600 million. The outlook reflects improvement primarily due to continued growth in the credit portfolio, partially offset by a projected increase in the provision for credit losses from the low level in 2013.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $132.9 million for the fourth quarter and $468.5 million for full-year 2013, compared with $112.6

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million and $382.7 million for the respective periods in 2012. Results improved for both periods due primarily to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses. Less favorable financing spreads also impacted results for the quarter.

Net receivables and leases financed by JDCC were $30.594 billion and $26.509 billion at October 31, 2013 and 2012, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing

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preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Uncertainty about and actual government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and

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bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies and tariffs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4/Stage IIIb and Final Tier 4/Stage IV non-road diesel emission requirements in the U.S. and European Union), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to

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levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2013 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
	2013	2012	% Change	2013	2012	% Change
Net sales and revenues:
Agriculture and turf	$7,102	$7,393	-4	$29,132	$27,123	+7
Construction and forestry	1,522	1,654	-8	5,866	6,378	-8
Total net sales	8,624	9,047	-5	34,998	33,501	+4
Financial services	699	633	+10	2,349	2,235	+5
Other revenues	128	112	+14	448	421	+6
Total net sales and revenues	$9,451	$9,792	-3	$37,795	$36,157	+5

Operating profit: *
Agriculture and turf	$996	$931	+7	$4,680	$3,921	+19
Construction and forestry	118	120	-2	378	476	-21
Financial services	241	191	+26	870	712	+22
Total operating profit	1,355	1,242	+9	5,928	5,109	+16
Reconciling items **	(111)	(129)	-14	(445)	(385)	+16
Income taxes	(437)	(425)	+3	(1,946)	(1,659)	+17
Net income attributable to Deere & Company	$807	$688	+17	$3,537	$3,065	+15

*

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**	Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended October 31, 2013 and 2012 (In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$8,624.4	$9,047.0
Finance and interest income	571.1	529.0
Other income	255.0	215.6
Total	9,450.5	9,791.6

Costs and Expenses
Cost of sales	6,332.4	6,841.4
Research and development expenses	405.2	401.2
Selling, administrative and general expenses	947.9	948.3
Interest expense	187.6	200.0
Other operating expenses	333.2	278.4
Total	8,206.3	8,669.3

Income of Consolidated Group before Income Taxes	1,244.2	1,122.3
Provision for income taxes	437.1	425.2
Income of Consolidated Group	807.1	697.1
Equity in loss of unconsolidated affiliates	(.1)	(8.2)
Net Income	807.0	688.9
Less: Net income attributable to noncontrolling interests	.2	1.3
Net Income Attributable to Deere & Company	$806.8	$687.6

Per Share Data
Basic	$2.13	$1.76
Diluted	$2.11	$1.75

Average Shares Outstanding
Basic	378.8	389.5
Diluted	382.2	393.9

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Years Ended October 31, 2013 and 2012 (In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$34,997.9	$33,500.9
Finance and interest income	2,115.1	1,981.3
Other income	682.4	674.9
Total	37,795.4	36,157.1

Costs and Expenses
Cost of sales	25,667.3	25,007.8
Research and development expenses	1,477.3	1,433.6
Selling, administrative and general expenses	3,605.5	3,417.0
Interest expense	741.3	782.8
Other operating expenses	820.6	781.5
Total	32,312.0	31,422.7

Income of Consolidated Group before Income Taxes	5,483.4	4,734.4
Provision for income taxes	1,945.9	1,659.4
Income of Consolidated Group	3,537.5	3,075.0
Equity in income (loss) of unconsolidated affiliates	.1	(3.4)
Net Income	3,537.6	3,071.6
Less: Net income attributable to noncontrolling interests	.3	6.9
Net Income Attributable to Deere & Company	$3,537.3	$3,064.7

Per Share Data
Basic	$9.18	$7.72
Diluted	$9.09	$7.63

Average Shares Outstanding
Basic	385.3	397.1
Diluted	389.2	401.5

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET As of October 31, 2013 and 2012 (In millions of dollars) Unaudited

	2013	2012
Assets
Cash and cash equivalents	$3,504.0	$4,652.2
Marketable securities	1,624.8	1,470.4
Receivables from unconsolidated affiliates	31.2	59.7
Trade accounts and notes receivable - net	3,758.2	3,799.1
Financing receivables - net	25,632.7	22,159.1
Financing receivables securitized - net	4,153.1	3,617.6
Other receivables	1,464.0	1,790.9
Equipment on operating leases - net	3,152.2	2,527.8
Inventories	4,934.7	5,170.0
Property and equipment - net	5,466.9	5,011.9
Investments in unconsolidated affiliates	221.4	215.0
Goodwill	844.8	921.2
Other intangible assets - net	77.1	105.0
Retirement benefits	551.1	20.2
Deferred income taxes	2,325.4	3,280.4
Other assets	1,274.7	1,465.3
Assets held for sale	505.0
Total Assets	$59,521.3	$56,265.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,788.9	$6,392.5
Short-term securitization borrowings	4,109.1	3,574.8
Payables to unconsolidated affiliates	106.9	135.2
Accounts payable and accrued expenses	8,973.6	8,988.9
Deferred income taxes	160.3	164.4
Long-term borrowings	21,577.7	22,453.1
Retirement benefits and other liabilities	5,416.7	7,694.9
Liabilities held for sale	120.4
Total liabilities	49,253.6	49,403.8
Total Deere & Company stockholders’ equity	10,265.8	6,842.1
Noncontrolling interests	1.9	19.9
Total stockholders’ equity	10,267.7	6,862.0
Total Liabilities and Stockholders’ Equity	$59,521.3	$56,265.8

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Years Ended October 31, 2013 and 2012 (In millions of dollars) Unaudited

	2013	2012
Cash Flows from Operating Activities
Net income	$3,537.6	$3,071.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	20.5	5.1
Provision for depreciation and amortization	1,140.3	1,004.2
Impairment charges	102.0	33.4
Share-based compensation expense	80.7	74.5
Undistributed earnings of unconsolidated affiliates	9.1	1.8
Credit for deferred income taxes	(172.6)	(91.8)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,510.2)	(1,901.6)
Insurance receivables	263.4	(338.5)
Inventories	(728.4)	(1,510.2)
Accounts payable and accrued expenses	217.1	1,061.8
Accrued income taxes payable/receivable	80.4	(72.3)
Retirement benefits	262.0	63.3
Other	(47.6)	(233.6)
Net cash provided by operating activities	3,254.3	1,167.7

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	14,088.0	13,064.9
Proceeds from maturities and sales of marketable securities	843.9	240.3
Proceeds from sales of equipment on operating leases	936.7	799.5
Proceeds from sales of businesses, net of cash sold	22.0	30.2
Cost of receivables acquired (excluding receivables related to sales)	(17,011.7)	(15,139.0)
Purchases of marketable securities	(1,026.3)	(922.2)
Purchases of property and equipment	(1,158.4)	(1,319.2)
Cost of equipment on operating leases acquired	(1,216.9)	(801.8)
Acquisitions of businesses, net of cash acquired	(83.5)
Other	(214.5)	43.2
Net cash used for investing activities	(4,820.7)	(4,004.1)

Cash Flows from Financing Activities
Increase in total short-term borrowings	2,749.4	894.9
Proceeds from long-term borrowings	4,734.0	10,642.0
Payments of long-term borrowings	(4,958.5)	(5,396.0)
Proceeds from issuance of common stock	174.5	61.0
Repurchases of common stock	(1,531.4)	(1,587.7)
Dividends paid	(752.9)	(697.9)
Excess tax benefits from share-based compensation	50.7	30.1
Other	(59.3)	(66.2)
Net cash provided by financing activities	406.5	3,880.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11.7	(38.8)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,148.2)	1,005.0
Cash and Cash Equivalents at Beginning of Year	4,652.2	3,647.2
Cash and Cash Equivalents at End of Year	$3,504.0	$4,652.2

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)

In October 2013, the Company entered into an investment agreement with a private equity investment firm affiliated with Clayton, Dubilier & Rice, LLC (CD&R) for the future sale of 60 percent of its subsidiary John Deere Landscapes LLC (Landscapes). Landscapes is included in the Company’s agriculture and turf segment and distributes irrigation equipment, nursery products and landscape supplies, including seed, fertilizer and hardscape materials, primarily to landscape service professionals. The sale is a result of the Company’s intention to invest its resources in growing its core businesses. The 60 percent sale for approximately $300 million proceeds includes a $174 million equity contribution from CD&R and third party debt to be raised by Landscapes. The equity contribution is in the form of newly issued cumulative convertible participating preferred units representing 60 percent of the voting rights (on an as converted basis), which will rank senior to the Company’s common stock as to dividends. The Company will retain initially 40 percent of the Landscapes business in the form of common stock and report the results as an equity investment in unconsolidated affiliates. The fair value of the Company’s 40 percent equity investment to be retained was approximately $80 million at October 31, 2013.

The major classes of the total consolidated assets and liabilities of the Landscapes business that were classified as held for sale were as follows in millions of dollars:

October 31, 2013
Trade accounts and notes receivable - net	$153
Inventories	219
Property and equipment - net	37
Goodwill	106
Other intangible assets - net	25
Other assets	10
Asset impairment	(45)
Total assets held for sale	$505

Accounts payable and accrued expenses, and Total liabilities held for sale	$120

(2)

In March 2013, the Company changed the corporate structure of most of its German operations from a branch to a subsidiary of Deere & Company. The change provides the Company increased flexibility and efficiency in funding growth in international operations. As a result, the tax status of these operations has changed. Formerly, as a branch these earnings were taxable in the U.S. as earned. As a subsidiary, these earnings will now be taxable in the U.S. if they are distributed to Deere & Company as dividends, which is the same as the Company’s other foreign subsidiaries. The earnings of the new German subsidiary remain taxable in Germany. Due to the change in tax status and the expectation that the German subsidiary’s earnings are indefinitely reinvested, the deferred tax assets and liabilities related to U.S. taxable temporary differences for the previous German branch were written off. The effect of this write-off was a decrease in net deferred tax assets and a charge to the income tax provision of $56 million during the second fiscal quarter of 2013.

(3)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2013	2012	2013	2012
Dividends declared	$.51	$.46	$1.99	$1.79
Dividends paid	$.51	$.46	$1.94	$1.74

(4)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended October 31, 2013 and 2012
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Net Sales and Revenues
Net sales	$8,624.4	$9,047.0
Finance and interest income	23.8	19.4	$611.7	$571.0
Other income	155.8	133.3	144.0	110.2
Total	8,804.0	9,199.7	755.7	681.2

Costs and Expenses
Cost of sales	6,332.9	6,841.8
Research and development expenses	405.2	401.2
Selling, administrative and general expenses	830.4	840.6	120.3	110.8
Interest expense	80.1	73.9	120.6	136.9
Interest compensation to Financial Services	51.3	50.6
Other operating expenses	100.7	60.5	274.0	242.3
Total	7,800.6	8,268.6	514.9	490.0

Income of Consolidated Group before Income Taxes	1,003.4	931.1	240.8	191.2
Provision for income taxes	353.3	355.2	83.8	70.0
Income of Consolidated Group	650.1	575.9	157.0	121.2

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	157.1	121.7	.1	.5
Other	(.2)	(8.7)
Total	156.9	113.0	.1	.5
Net Income	807.0	688.9	157.1	121.7
Less: Net income attributable to noncontrolling interests	.2	1.3
Net Income Attributable to Deere & Company	$806.8	$687.6	$157.1	$121.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF INCOME For the Years Ended October 31, 2013 and 2012
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Net Sales and Revenues
Net sales	$34,997.9	$33,500.9
Finance and interest income	80.8	74.0	$2,280.5	$2,155.7
Other income	549.1	493.2	288.4	298.8
Total	35,627.8	34,068.1	2,568.9	2,454.5

Costs and Expenses
Cost of sales	25,668.8	25,009.2
Research and development expenses	1,477.3	1,433.6
Selling, administrative and general expenses	3,143.9	2,988.8	473.2	439.3
Interest expense	297.1	231.1	487.6	596.4
Interest compensation to Financial Services	202.7	203.6
Other operating expenses	223.7	178.1	739.0	708.1
Total	31,013.5	30,044.4	1,699.8	1,743.8

Income of Consolidated Group before Income Taxes	4,614.3	4,023.7	869.1	710.7
Provision for income taxes	1,640.7	1,407.6	305.2	251.8
Income of Consolidated Group	2,973.6	2,616.1	563.9	458.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	565.0	460.3	1.1	1.4
Other	(1.0)	(4.8)
Total	564.0	455.5	1.1	1.4
Net Income	3,537.6	3,071.6	565.0	460.3
Less: Net income attributable to noncontrolling interests	.3	6.9
Net Income Attributable to Deere & Company	$3,537.3	$3,064.7	$565.0	$460.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) CONDENSED BALANCE SHEET As of October 31, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Assets
Cash and cash equivalents	$3,023.3	$3,907.9	$480.8	$744.3
Marketable securities	1,207.2	1,101.5	417.6	368.9
Receivables from unconsolidated subsidiaries and affiliates	3,502.0	1,579.0
Trade accounts and notes receivable - net	1,061.8	1,279.7	3,555.9	3,333.3
Financing receivables - net	16.5	11.5	25,616.2	22,147.5
Financing receivables securitized - net			4,153.1	3,617.6
Other receivables	983.1	1,092.4	486.6	703.6
Equipment on operating leases - net			3,152.2	2,527.8
Inventories	4,934.7	5,170.0
Property and equipment - net	5,408.5	4,950.5	58.4	61.4
Investments in unconsolidated subsidiaries and affiliates	4,569.0	4,102.4	10.2	8.7
Goodwill	844.8	921.2
Other intangible assets - net	73.1	101.0	4.0	4.0
Retirement benefits	517.7	14.9	37.5	44.6
Deferred income taxes	2,575.4	3,497.3	51.3	50.3
Other assets	654.3	582.9	622.2	883.5
Assets held for sale	505.0
Total Assets	$29,876.4	$28,312.2	$38,646.0	$34,495.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,080.4	$424.8	$7,708.5	$5,967.7
Short-term securitization borrowings			4,109.1	3,574.8
Payables to unconsolidated subsidiaries and affiliates	106.9	135.2	3,470.8	1,519.3
Accounts payable and accrued expenses	7,990.9	7,679.0	1,849.8	2,129.9
Deferred income taxes	92.4	93.3	369.1	338.3
Long-term borrowings	4,870.9	5,444.9	16,706.8	17,008.2
Retirement benefits and other liabilities	5,346.8	7,673.0	74.1	61.2
Liabilities held for sale	120.4
Total liabilities	19,608.7	21,450.2	34,288.2	30,599.4
Total Deere & Company stockholders’ equity	10,265.8	6,842.1	4,357.8	3,896.1
Noncontrolling interests	1.9	19.9
Total stockholders’ equity	10,267.7	6,862.0	4,357.8	3,896.1
Total Liabilities and Stockholders’ Equity	$29,876.4	$28,312.2	$38,646.0	$34,495.5

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF CASH FLOWS For the Years Ended October 31, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$3,537.6	$3,071.6	$565.0	$460.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for credit losses	10.8	6.0	9.7	(.9)
Provision for depreciation and amortization	733.0	643.1	492.2	439.2
Impairment charges	102.0	33.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(369.0)	(413.7)	(.9)	(1.3)
Provision (credit) for deferred income taxes	(204.6)	(115.7)	32.0	23.9
Changes in assets and liabilities:
Trade receivables	26.1	(255.0)
Insurance receivables			263.4	(338.5)
Inventories	(69.6)	(947.6)
Accounts payable and accrued expenses	470.5	887.0	(207.9)	382.1
Accrued income taxes payable/receivable	84.2	(102.7)	(3.8)	30.4
Retirement benefits	241.6	71.2	20.4	(7.9)
Other	106.0	70.5	73.5	(109.9)
Net cash provided by operating activities	4,668.6	2,948.1	1,243.6	877.4

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			15,440.0	14,320.7
Proceeds from maturities and sales of marketable securities	800.1	200.1	43.8	40.2
Proceeds from sales of equipment on operating leases			936.7	799.5
Proceeds from sales of businesses, net of cash sold	22.0	30.2
Cost of receivables acquired (excluding trade and wholesale)			(18,792.7)	(16,730.2)
Purchases of marketable securities	(911.1)	(802.2)	(115.2)	(120.0)
Purchases of property and equipment	(1,155.2)	(1,316.2)	(3.2)	(3.1)
Cost of equipment on operating leases acquired			(2,107.2)	(1,562.0)
Increase in investment in Financial Services	(121.6)	(264.1)
Acquisitions of businesses, net of cash acquired	(83.5)
Increase in trade and wholesale receivables			(1,152.7)	(1,518.5)
Other	(120.0)	(95.6)	(94.5)	138.8
Net cash used for investing activities	(1,569.3)	(2,247.8)	(5,845.0)	(4,634.6)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	36.0	(36.4)	2,713.5	931.3
Change in intercompany receivables/payables	(2,007.2)	45.5	2,007.2	(45.5)
Proceeds from long-term borrowings	282.9	2,521.5	4,451.1	8,120.5
Payments of long-term borrowings	(191.0)	(220.1)	(4,767.4)	(5,175.9)
Proceeds from issuance of common stock	174.5	61.0
Repurchases of common stock	(1,531.4)	(1,587.7)
Capital investment from Equipment Operations			121.6	264.1
Dividends paid	(752.9)	(697.9)	(186.0)	(43.5)
Excess tax benefits from share-based compensation	50.7	30.1
Other	(40.1)	(32.7)	(19.2)	(33.6)
Net cash provided by (used for) financing activities	(3,978.5)	83.3	4,320.8	4,017.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5.4)	(63.2)	17.1	24.4

Net Increase (Decrease) in Cash and Cash Equivalents	(884.6)	720.4	(263.5)	284.6
Cash and Cash Equivalents at Beginning of Year	3,907.9	3,187.5	744.3	459.7
Cash and Cash Equivalents at End of Year	$3,023.3	$3,907.9	$480.8	$744.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.